EXHIBIT 4.41

AMENDMENT NO. 1 AND SUPPLEMENT TO INDENTURE

THIS AMENDMENT NO. 1 AND SUPPLEMENT TO INDENTURE, dated as of October 30, 2014 (this “Supplement”), is made to supplement the Indenture, dated as of September 25, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between TEXTAINER MARINE CONTAINERS III LIMITED, as issuer (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture and the Series 2013-1 Supplement;

WHEREAS, on the date hereof, the Issuer and the Indenture Trustee will enter into the Series 2014-1 Supplement, dated as of the date hereof;

WHEREAS, the parties desire to supplement the Indenture in order to modify certain provisions to the Indenture;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2. Supplement to the Indenture. Pursuant to Section 1002 of the Indenture, the Indenture is hereby supplemented as follows:

(a) The definition of “Collection Allocation Percentage” in Section 101 of the Indenture is amended to read as follows:

“Unless otherwise stated in a Supplement for any Series of Notes, as of any date of determination for such Series of Notes, a fraction (expressed as a percentage) equal to (A) divided by (B), as follows:

(A) the Invested Amount for such Series of Notes; and

(B) the sum of the Invested Amount for all Series of Notes Outstanding (exclusive of the Invested Amount for any Liquidation Deficiency Series).”

The above definition may be superseded by a definition set forth in a specific Series Supplement.

(b) The definition of “Invested Amount” in Section 101 of the Indenture is amended to read as follows:

“Unless otherwise stated in a Supplement for any Series of Notes, as of any date of determination for such Series of Notes, one of the following: (a) if no Early Amortization Event for any Series or Event of Default for any Series is then continuing, an amount equal to (x) the initial Unpaid Principal Balance of such Series on its Series Issuance Date minus the initial Restricted Cash Amount for such Series of Notes on its Series Issuance Date, divided by (y) 100% minus the Required Overcollateralization Percentage for such Series of Notes in effect on such date; or (b) if any Early Amortization Event for any Series or Event of Default for any Series is then continuing, an amount (not less than zero) equal to (x) the Unpaid Principal Balance on the date on which such Early Amortization Event for any Series or Event of Default for any Series occurred, minus the amount then on deposit in the Restricted Cash Account for such Series of Notes on the date on which such Early Amortization Event for any Series or Event of Default for any Series occurred, divided by (y) 100% minus the Required Overcollateralization Percentage for such Series of Notes on the date on which such Early Amortization Event for any Series or Event of Default for any Series occurred.”

The above definition may be superseded by a definition set forth in a specific Series Supplement.

Section 3. Representations and Warranties. (a) The Issuer hereby confirms that each of the representations and warranties set forth in Article VI of the Series 2014-1 Supplement are true and correct as of the date first written above with the same effect as though each had been made by such party as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates.

(b) The Issuer hereby confirms the representations and warranties set forth in the Indenture and the Related Documents is true and correct in all respects as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

(c) The Issuer hereby confirms that each of the conditions precedent to the supplement to the Indenture have been, or contemporaneously with the execution of this Supplement will be, satisfied.

(d) The Issuer hereby confirms no Early Amortization Event or Event of Default, nor any event that with the passage of time or the giving of notice or both would constitute an Early Amortization Event or an Event of Default, has occurred and is continuing.

Section 4. Effectiveness of Supplement.

(a) Section 2 of this Supplement shall be effective on the date on which the Requisite Global Majority shall have consented to the Issuer’s and Indenture Trustee’s entry into this Supplement.

(b) Upon effectiveness of this Supplement as described in Section 4(a), this Supplement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Upon effectiveness of this Supplement as described in Section 4(a), (i) this Supplement shall become a part of the Indenture and (ii) each reference in the Indenture to “this Indenture”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to such Indenture, as amended or modified hereby.

(d) Except as expressly amended or modified hereby, the Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

(e) The Indenture Trustee shall have received the Opinion of Counsel with respect to this Supplement contemplated by Section 1003 of the Indenture;

Section 5. Execution in Counterparts, Effectiveness. This Supplement may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

Section 6. Governing Law. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT WITHOUT REFERENCE TO NEW YORK’S CONFLICTS OF LAW PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers as of the day and year first above written.

TEXTAINER MARINE CONTAINERS III LIMITED

By:	/S/ Christopher C. Morris
Name:
Title:	Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/S/ Brad Martin
Name:
Title:	Vice President

(Supplement)